MEDPLUS, INC.
                OPTIMAXX AND STEP2000 SOFTWARE
                 LICENSE, HARDWARE PURCHASE AND
                  RELATED SERVICES AGREEMENT

                      Agreement No. Q983001

This Agreement is made effective as of August 31, 1998 ("Effective Date") by and between MedPlus, Inc. (hereinafter "MedPlus"), an Ohio corporation with its principal place of business located at 8805 Governor's Hill Drive, Ste. 100, Cincinnati, Ohio 45249 and Quest Diagnostics Incorporated (hereinafter "Quest Diagnostics"), a Delaware corporation with its principal place of business located at One Malcolm Avenue, Teterboro, New Jersey 07608.

                       W I T N E S S E T H:

WHEREAS, MedPlus directly licenses certain software, Enhancements
(as defined below), releases and updates thereto and provides certain hardware and services related thereto (the "OptiMaxx
System"); and

WHEREAS, MedPlus sublicenses certain document management and workflow software and Enhancements (as defined below), releases and updates thereto ("Step2000") licensed to MedPlus by its wholly-owned subsidiary Universal Document Management Systems, Inc. ("UDMS") and provides application building, interfacing and software customization through a subcontract with UDMS (the "UDMS Services"); and

WHEREAS, MedPlus provides certain document management analysis and related consulting services (the "Consulting Services") through a subcontract with its wholly-owned subsidiary FutureCORE, Inc.
("FutureCORE"); and

WHEREAS, Quest Diagnostics desires to license the software and purchase the hardware associated with the OptiMaxx System, license Step2000, and purchase the UDMS Services and the Consulting Services for use in at least two of its laboratory sites located in the United States (all of such sites referred to as the "Sites") and desires to have the option to license the software and purchase the hardware associated with the OptiMaxx System, license Step2000, and purchase the UDMS Services and the Consulting Services from MedPlus for use at the remainder of its Sites (and/or by other Quest Diagnostics Affiliates, as the case may be), and MedPlus desires to provide Quest Diagnostics with such products and services; and

WHEREAS, the needs of Quest Diagnostics related to the OptiMaxx System, Step2000, the UDMS Services and the Consulting Services, including but not limited to pricing, configuration specifications and analysis parameters, may vary from Site to Site (the "Site Specifics"); and

WHEREAS, for each Site at which Quest Diagnostics desires to use the OptiMaxx System, Step2000, the UDMS Services and/or the Consulting Services, the parties will execute a Site Technical Specification and Pricing Approval Form to which various schedules indicating such Site Specifics will be attached (the "Site Approval Forms")(an example of a Site Approval Form and related schedules is attached as Exhibit A to this Agreement); and

WHEREAS, the parties desire to formalize the general terms and conditions governing each Site Approval Form and pursuant to which MedPlus will provide Quest Diagnostics with access to the OptiMaxx System, Step2000, the UDMS Services and the Consulting Services for use at each of the Sites; and

WHEREAS, in exchange for the consideration described herein and more specifically on Schedule A to each Site Approval Form, for all of the Sites, MedPlus agrees to (1) license the Software (as defined below) to Quest Diagnostics for Quest Diagnostics' own uses on a non-transferable and non-exclusive basis, (2) sell to Quest Diagnostics the Hardware (as defined below), (3) provide to Quest Diagnostics service and support with respect to the Software and the Hardware and (4) provide to Quest Diagnostics the UDMS Services and the Consulting Services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

A. GENERAL DEFINITIONS

The following terms shall be defined herein as follows:

1. "Computer System(s)" means the computer hardware configuration at each Site on which Quest Diagnostics has elected to install and/or execute the Software from time to time, provided that such hardware configuration has a central processing unit that is capable of running the Software and is an authorized hardware configuration that is supported by MedPlus. A Computer System includes any Hardware (as defined below and as further specified on Schedule B to each Site Approval Form) purchased by Quest Diagnostics.

2. "Concurrent User" means a single user accessing or logged on to the Software at any one time regardless of the Computer System being used. The number of Concurrent Users at each Site shall be stipulated on the Software Configuration attached as Schedule C to each Site Approval Form.

3. "Consulting Services" means the consulting services to be provided by FutureCORE as more specifically described in and in accordance with the terms of Addendum 1 hereto.

4. "Documentation" means documentation relating to or describing the Software including, but not limited to, user manuals now or hereafter provided by MedPlus or by third parties through MedPlus.

5. "Hardware" means the equipment, including the operating system embedded therein, to be purchased by Quest Diagnostics from MedPlus for use with the Software, as more specifically described on Schedule B to each Site Approval Form.

6. "Illicit Code" means any computer instructions commonly known as computer viruses, anomalies or any other computer instructions which interfere with or prevent Quest Diagnostics from using the Software as contemplated by this Agreement, but does not include errors or bugs in the Software.

7. "Quest Diagnostics Affiliates" shall include all of Quest
Diagnostics' affiliates, subsidiaries, joint venture entities in which Quest Diagnostics is a partner and parent entities.

8. "Software" means the executable code of the OptiMaxx System software and of Step2000 described on Exhibit A(8) hereto and as more specifically described on Schedule C to each Site Approval
Form.

9. "Software Specifications" means the specifications described in MedPlus' written response to Quest Diagnostics' Request for Proposal as supplemented and clarified by Exhibit A(8) hereto.

10. "UDMS Services" means application building, interfacing and software customization provided by UDMS as more specifically described in and in accordance with the terms of Addendum 2 hereto.

B.   SOFTWARE LICENSE TERMS AND CONDITIONS

1. Software License Grant. MedPlus hereby furnishes to Quest Diagnostics the Software and Documentation under a perpetual, non-exclusive and, except to Quest Diagnostics Affiliates or as otherwise provided herein, non-transferable license. The Software and the Documentation are furnished solely for Quest Diagnostics' own use on the designated Computer System(s) on which the Software is installed or such other designated Computer System(s) on which the Software is subsequently installed from time to time at various Sites in accordance with the terms of this Agreement.

2. Use of the Software.

2.1 Installation/Configuration/Implementation. MedPlus shall provide installation, configuration and implementation services with respect to the Software as described on Exhibit B(2) hereto and more specifically in the schedules to each Site Approval Form.

2.2  Computer System(s).   The Software may only be accessed on
the Computer System located at each Site. If Quest Diagnostics is unable to operate the Software on a Computer System at a particular Site due to equipment malfunction, the Software may be transferred temporarily to another Computer System at such Site during the period of equipment malfunction. However, in no event may the Software be reverse compiled, disassembled or otherwise reverse engineered.

2.3 Concurrent Users. The Software may only be accessed on a Site's Computer System by the specific number of Concurrent User licenses purchased by Quest Diagnostics for that Site. Upon Quest Diagnostics' request, and following an amendment to the Software Configuration for the particular Site, the number of Concurrent User licenses may be increased for that Site at a cost based on MedPlus' then-current license fees.

3. Enhancements. During the period(s) that Quest Diagnostics is a party to a Service and Support Agreement with MedPlus, MedPlus shall distribute to Quest Diagnostics, at no charge, those Enhancements to the specific Applications included in the Software which are released by MedPlus and/or UDMS, as the case may be, for general commercial availability to other similar licensees. ("Applications" are collections of related features and/or functions integrated into executable programs which are accessible from the OptiMaxx System main menu). Specifically, "Enhancements" to the Software consist of new or added features or functionality to existing Applications of the Software, but do not include (a) entirely new Applications or (b) customization or other services included in the UDMS Services. Quest Diagnostics shall have a perpetual license hereunder to any and all Enhancements custom-designed for Quest Diagnostics by MedPlus at MedPlus' then-current fees, provided that all proprietary rights in such Enhancements shall remain in MedPlus. MedPlus shall provide installation and implementation or training with respect to Upgrades and/or Enhancements as indicated on the Service and Support Agreement attached as Exhibit D. If any additional Hardware, additional third-party software or hardware or third-party software updates to the Computer System are necessary for Quest Diagnostics to gain the full benefit of an Enhancement, and such Enhancement is required to provide functionality warranted by MedPlus, the cost of such additional hardware and/or software shall be borne solely by MedPlus. MedPlus shall not be responsible for the cost of any other additional hardware, additional third-party software or hardware or third-party software updates to the Computer System, including but not limited to those which are required to complete any customization requested by Quest Diagnostics or by an increase in the number of Concurrent Users by Quest Diagnostics.

4. Software License Fee. The Software license fee for each Site shall be based on the number of Concurrent Users stipulated in the Software Configuration attached as Schedule C to the Site Approval Form for that Site and shall be calculated as described in Exhibit B(4) hereto.

5. Proprietary Rights in Software and Data.

5.1 Title to and Proprietary Rights in the Software. No title to or ownership in the Software or Documentation is transferred to Quest Diagnostics hereby. Title to and all applicable rights in patents, copyrights and trade secrets in the Software and the Documentation, including but not limited to the format of screens and reports associated with the Software, shall remain in MedPlus or third parties from whom MedPlus has obtained rights to license the Software or Documentation (which third parties shall be considered third party beneficiaries of the license agreement contained herein). Except as may be permitted in writing by MedPlus, Quest Diagnostics shall not provide, or otherwise make available, the Software or Documentation or copies thereof to any third party.

5.2 Copies of Software/Documentation. Quest Diagnostics may make one copy of the Software for archival purposes and one copy for back-up purposes. Quest Diagnostics may make additional copies of the Documentation solely for Quest Diagnostics' internal use. All copies of the Software and/or Documentation must include MedPlus' and/or UDMS' copyright notice and other proprietary notices and legends as indicated thereon and shall be subject to the terms and conditions of this Agreement.

5.3 Permitted Disclosure. Notwithstanding the above, the foregoing shall not prohibit (i) disclosure of the Software to any third party (such as an independent contract programmer) who is obligated to protect as confidential the Software and MedPlus', UDMS' or any third party's proprietary rights therein and who is under written contract to Quest Diagnostics for the purpose of assisting Quest Diagnostics in the customization, maintenance or other use of the Software in a manner not prohibited by this Agreement, or (ii) delivery of copies of the Software to any third party disaster recovery firm engaged by Quest Diagnostics, in each case so long as the applicable third party is informed of and bound by an obligation to use the Software under the terms of this Agreement.

5.4 Escrow. MedPlus and/or UDMS, as the case may be, shall place in escrow, and will regularly update, one electronic copy of the OptiMaxx System software source code and related documentation and the Step2000 source code and related documentation in accordance with the Escrow Agreements attached hereto as Exhibits B(5)(a) and
(b) (the "OptiMaxx Escrow Agreement" and the "Step2000 Escrow Agreement"). MedPlus acknowledges that once Quest Diagnostics has gained access to either the OptiMaxx System source code or the Step2000 source code in accordance with either Escrow Agreement, it can modify the source code, or have a third party modify the source code on its behalf, to maintain the Software as described in and in accordance with this Agreement. MedPlus acknowledges that it cannot terminate either Escrow Agreement without notice to Quest Diagnostics and without having entered into an escrow agreement with another escrow agent which will give Quest Diagnostics substantially similar rights as it has under the Escrow Agreement being terminated.

6. Term and Termination of Software License.

6.1 Term of License. The term of the license granted hereunder shall commence upon delivery of the Software by MedPlus to Quest Diagnostics and shall continue until terminated, as provided herein, or, as to a particular Computer System, until such time as Quest Diagnostics discontinues use of the Software on that particular Computer System. Otherwise, this license shall be without restriction as to time (the "License Term").

6.2 Termination of License by MedPlus. MedPlus shall have the right to terminate this license if Quest Diagnostics materially defaults under these license terms and conditions or breaches the terms of paragraph B(10) hereof. MedPlus shall give written notice to Quest Diagnostics of any such breach or default and if the breach or default is not remedied, or Quest Diagnostics has not initiated action to cure such breach or default, within 30 days after such notice, the license shall terminate.

6.3 Disposition of Software Upon Termination. Quest Diagnostics agrees, upon expiration of the License Term, immediately to return to MedPlus or destroy the Software and Documentation, and copies thereof, as directed by MedPlus and, if requested by MedPlus, to certify in writing as to such destruction or return.

7. Software Warranty. The following warranty information is in addition to any service obligations to be provided by MedPlus pursuant to the Service and Support Agreement attached as Exhibit
D.

7.1 Right to License. MedPlus represents and warrants to Quest Diagnostics that MedPlus has, and will throughout the term of this Agreement have, all right, title and interest in the Software, or has been granted the right by a third party who has the right, title and interest in the Software, to license the Software to Quest Diagnostics in accordance with terms and provisions of this Agreement free from any lien, claim or encumbrance of any third party and without violation of any agreements, rights or obligations existing between MedPlus and any other party.

7.2 Warranty of Performance/Extended Warranty. MedPlus warrants that (i) for a period of one year from Quest Diagnostics' receipt of the OptiMaxx System software, and (ii) for a period of thirty days from Quest Diagnostics' receipt of the Step2000 software, such software will perform in accordance with the Documentation and with the Software Specifications ((i) and (ii) collectively the "Software Warranty"). If the Software does not perform in accordance with the Software Warranty, then with respect to any defect or variation as to which MedPlus is notified by Quest Diagnostics during the applicable warranty period, MedPlus shall, at its option, either (i) correct such defect or variation so as to cause the Software to perform in the manner set forth in the Documentation or the Specifications or (ii) replace the Software with functionally equivalent software ((i) and (ii) shall be referred to as "Corrective Actions"). If the defect or variation
(i) causes a broad system failure affecting the overall use of the OptiMaxx System or problems involving loss of data, and MedPlus has failed to take Corrective Action within 30 days of its receipt of written notice of such defect or variation from Quest Diagnostics, or (ii) affects a material portion of the OptiMaxx System, but the OptiMaxx System is still usable and there has been no loss of data, and MedPlus has failed to take Corrective Action within 180 days of its receipt of written notice of such defect or variation from Quest Diagnostics, then the license granted hereunder shall terminate with respect to such Site and Quest Diagnostics shall receive a repayment of all monies paid to MedPlus hereunder for Software and services at such Site (and, if Quest Diagnostics desires to return to MedPlus any Hardware purchased specifically for use with the OptiMaxx System at such Site, the monies paid to MedPlus hereunder for the purchase price of that Hardware). In no event shall MedPlus be required to refund monies to Quest Diagnostics for a failure or defect in the Software which is immaterial to the functionality of the OptiMaxx System unless such failure or defect is not remedied within a commercially reasonable time. The Software Warranty shall only apply provided that: (i) the Software has not been modified by anyone other than MedPlus or someone authorized in writing by MedPlus; (ii) the Computer System on which the Software has been installed has not been modified in any way that impairs the functioning of the Software; (iii) the Software and the Computer System on which it has been installed have been maintained according to procedures recommended by the relevant hardware manufacturer(s) and/or provided to Quest Diagnostics in writing by MedPlus; and (iv) all fees due MedPlus under this Agreement have been paid. Notwithstanding anything contained in this paragraph to the contrary, so long as Quest Diagnostics is a party to a service and support agreement with MedPlus, the one year and thirty day warranty periods during which the Software Warranty applies shall each be extended through the first five years of the license granted hereunder.

7.3 Illicit Code Warranty. During the License Term, MedPlus will use commercially reasonable efforts to ensure that the Software is free from Illicit Code.

THE ABOVE WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WHICH WARRANTIES ARE HEREBY DISCLAIMED,
EXCEPT THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR A
PARTICULAR PURPOSE.

8. Patent and Copyright Indemnification as to Software. Notwithstanding anything herein to the contrary, MedPlus shall protect, indemnify, hold harmless and defend any action, suit or proceeding brought against Quest Diagnostics insofar as it is based on a claim that the products or services delivered hereunder infringes any patent, copyright, or any other intellectual property of a third party ("Infringement"), provided that MedPlus is promptly notified by Quest Diagnostics of the action and given full authority, information and assistance (at MedPlus' expense) for the defense of the action. MedPlus shall pay all damages and costs awarded therein against Quest Diagnostics, but shall not be responsible for any compromise made without its written consent. In the event that the products or services provided by MedPlus hereunder, or any portions thereof, are held to constitute an Infringement, MedPlus shall have the obligation to, at its option and expense, (i) modify the product or service without impairing in any material respect the functionality or performance thereof so that it does not constitute and Infringement, (ii) procure for Quest Diagnostics the right to continue to use the infringing or violative product or service, or (iii) replace said product or service with an equally suitable, non-infringing product or service. If none of the foregoing alternatives is available to MedPlus, the license granted hereunder shall terminate and Quest Diagnostics shall receive a repayment of all monies paid to MedPlus hereunder. In addition, Quest Diagnostics shall have no obligation to make any additional payments to MedPlus for the products or services and MedPlus shall accept return of all products sold or licensed hereunder at its sole expense once Quest Diagnostics has arranged for the continuation of the functions performed thereby. MedPlus' commitment hereunder shall not extend to any infringement or claim thereof which is based upon the combination of the products or services supplied by MedPlus hereunder with products or services not supplied by MedPlus.

9. Use of Software. Quest Diagnostics acknowledges and agrees that the Software is designed merely to assist Quest Diagnostics and its agents in the performance of their professional activities and is not intended to replace the professional skill and judgment of Quest Diagnostics and/or its agents. Quest Diagnostics shall retain full control over the use of the Software, including input of information and analysis thereof, and any modifications or enhancements thereto. Accordingly, except as specifically described in the exhibits hereto and in the schedules to each Site Approval Form, Quest Diagnostics agrees to be solely responsible for Quest Diagnostics' design, repair and configuration of Quest Diagnostics' equipment, machinery, systems and/or products. Quest Diagnostics understands the crucial nature of all tape backup procedures and the importance of maintaining archive discs at an off-site location.

10. Confidential Information. As used in this Agreement, "Confidential Information" of either party shall include the computer programs and other programs/modules and may include (without limitation) information relevant to computer programs, documentation, source code, research, research efforts, product development, product plans and timing, intellectual property, names and addresses of clients, referring physicians, and patients or the design, manufacturing, testing, purchasing, accounting, marketing, merchandising and/or service operations of such party's business, so long as they are identified by the disclosing party as confidential. Confidential Information shall also include patient medical records. In performing services related to this Agreement, MedPlus may have access to patient medical records (the "Records"). The Records are Confidential Information and shall not be copied, revealed or disclosed in any manner to anyone. The Records are subject to confidentiality laws and requirements applicable to medical records, and disclosure of any information in the Records would violate the laws. By soliciting or providing services or products hereunder, neither party surrenders any claim to or interest in such Confidential Information, nor does the other party make or create any claim to them. The confidentiality obligations in this Agreement shall not extend to any item of information identified as Confidential Information which is disclosed or made available by one party (disclosing party) to the other party and received by that other party (receiving party) and which:

   (a) was in the receiving party's possession before receipt from the disclosing party;
   (b) is or becomes a matter of public knowledge through no fault of the receiving party;
   (c) is rightfully received by the receiving party from a rightfully possessing third party without a duty of confidentiality;
   (d) is disclosed by the receiving party in accordance with the disclosing party's prior written approval;
   (e) is independently developed by the receiving party without access to Confidential Information exchanged hereunder, as provable by competent evidence; or
   (f) is provided or disclosed pursuant to applicable laws, regulations or court order.

The parties acknowledge and agree that all Confidential Information is confidential and a valuable trade secret which is and shall remain the sole property of the disclosing party. The receiving party shall not, during performance under this Agreement (and thereafter until the information is no longer confidential), reveal, divulge, copy, make known or disseminate in any manner any Confidential Information. Each receiving party represents and warrants that it will treat the received Confidential Information as it treats its own confidential information and, at a minimum, will use safeguards one would reasonably use to prevent unauthorized disclosure of the Confidential Information. The parties agree to advise all employees, representatives, and/or contractors performing services for them of the terms of this paragraph B(10) and shall advise them that they are bound by the terms hereof. The obligations of the parties pursuant to the terms of this paragraph B(10) shall be in addition to obligations described in paragraph B(5) above.

11. Export/Limitations on Dangerous Application. Quest Diagnostics acknowledges that the Software provided hereunder is subject to export and import controls. Quest Diagnostics agrees that any Software licensed hereunder will not be exported, directly or indirectly, separately or as part of a system, without Quest Diagnostics, at its own cost, first obtaining all licenses from any applicable government agency of the United States, including but not limited to the United States Department of Commerce and any other appropriate agency of the United States Government as may be required by law. In addition, Quest Diagnostics acknowledges that the Software contains software which on its own is not specifically developed or licensed for use in any nuclear, aviation, mass transit or medically diagnostic application or in any other inherently dangerous application and neither MedPlus nor any third party vendor whose software is contained in the Software shall be liable for any damages resulting from such uses.

12. Year 2000 Warranty. MedPlus represents and warrants that the Software shall be Year 2000 Compliant. "Year 2000 Compliant" means that performance and functionality is not affected by dates prior to, during and after January 1, 2000. Specifically, this means that (a) no value for current dates will cause an interruption in operation of the Software, (b) date-based functionality shall behave consistently for dates prior to, during and after January 1, 2000 in all interfaces and data storage, (c) the century in any date should be specified explicitly ("CCYY"), and (d) the year 2000 must be recognized as a leap year.

In the event the Software requires a modification to prevent MedPlus from being in breach of the foregoing warranty, MedPlus represents and warrants to Quest Diagnostics that it will immediately assign senior engineering staff to work continuously until the Software is returned to the same level of functionality as warranted herein at no charge to Quest Diagnostics, and without interruption to the ongoing business of Quest Diagnostics, time being of the essence.

In the event MedPlus breaches the foregoing warranty, MedPlus shall defend, indemnify and hold harmless (including reasonable attorney's fees) Quest Diagnostics, its employees, officers and directors against all costs, expenses and liability arising from or in connection with such breach and shall provide Quest Diagnostics, free of charge, with any new versions and upgrades of all Software which prevent or correct a breach of warranty. In addition, a breach of the foregoing warranty will be considered a "Producer Default" as defined in the OptiMaxx Escrow Agreement or the Step2000 Escrow Agreement, as the case may be, if MedPlus does not provide Quest Diagnostics, free of charge, with any such new versions and upgrades of all Software which prevent or correct a breach of warranty within thirty days of such breach.

MedPlus' commitment pursuant to this paragraph B(12) shall not extend to any failure of the Software to be Year 2000 Compliant which is caused by the combination of the Software with software not supplied by MedPlus. In the event of such failure, MedPlus will immediately dedicate resources to work continuously until the Software is returned to the same level of functionality as existed prior to the millenium change. The cost of any such resources shall be borne by Quest Diagnostics.

NOTWITHSTANDING ANY PROVISION TO THE CONTRARY WHICH MAY BE CONTAINED IN THIS AGREEMENT, THERE SHALL BE NO LIMITATION OF LIABILITY FOR MEDPLUS' BREACH OF THE FOREGOING WARRANTY. The obligations of this Section shall survive termination of this Agreement.

Quest Diagnostics may have the Software tested for Year 2000 compliance through Ft. Knox Escrow Services, Inc. in accordance with the Escrow Agreements attached hereto as Exhibits B(5)(a) and
(b).

C.  HARDWARE PURCHASE TERMS AND CONDITIONS.

1. Purchase of Hardware. MedPlus agrees to sell to Quest Diagnostics, and Quest Diagnostics agrees to buy from MedPlus, the Hardware according to the terms and at the purchase prices indicated on Exhibit C(1) hereto and as described on Schedule B to each Site Approval Form.
2. Insurance. Following Quest Diagnostics' receipt of the Hardware, until MedPlus is paid in full for the Hardware, Quest Diagnostics shall insure the Hardware against loss or damage by insurance carriers and/or with types of insurance which are commercially reasonable.
3. Security Interest. Until MedPlus is paid in full for the Hardware, Quest Diagnostics hereby grants to MedPlus a purchase money security interest in the Hardware and all additions, replacements and proceeds thereof. A copy of this Agreement may be filed with appropriate state, local or other authorities as a financing statement in order to perfect MedPlus' security interest in the Hardware. (At MedPlus' reasonable request, Quest Diagnostics shall sign UCC financing statements or any other documentation MedPlus deems reasonably necessary or advisable in order to perfect its security interest.)
4. Delivery and Installation. Delivery and installation of the Hardware shall be made in accordance with the following general provisions subject to the specific terms of Schedule B to each Site Approval Form.
4.1 Site Preparation. Prior to shipment of the Hardware, Quest Diagnostics shall prepare the location at which the Hardware is to be installed at each Site in accordance with installation specifications provided by MedPlus based on its pre-installation inspection of the Site and recommendations of third party hardware manufacturers ("Delivery Specifications") and in accordance with the Hardware manufacturers' specifications received by Quest Diagnostics. At Quest Diagnostics' request, MedPlus shall inspect a Site following its preparation to ensure that the Site meets all Delivery Specifications ("Follow-Up Inspection"). All time reasonably expended and expenses reasonably incurred by MedPlus as a result of such Follow-Up Inspection shall immediately be billed to and payable by Quest Diagnostics.
4.2 Expense of Delivery and/or Installation. Extraordinary expenses associated with delivery and/or installation of the Hardware shall be the responsibility of Quest Diagnostics. For purposes of this Section C(4.2), "extraordinary expenses" shall mean those expenses which result from the actions or inactions of Quest Diagnostics, including but not limited to Quest Diagnostics' failure to properly prepare a Site for installation, Quest Diagnostics' failure to correctly advise MedPlus as to physical parameters of the proposed physical location(s) of the Software and/or Hardware, or any other similar substantial expense not included in the prices listed on Schedule B to a Site Approval Form. Notwithstanding anything contained in this Section C(4) to the contrary, extraordinary expenses associated with delivery and/or installation of the Hardware which result solely from incorrect Delivery Specifications provided by MedPlus shall be the responsibility of MedPlus.
4.3 Cancellation or Rescheduling of Delivery or Installation. If Quest Diagnostics desires to reschedule or cancel shipment of the Hardware or any component thereof, Quest Diagnostics shall immediately notify MedPlus in writing. If Quest Diagnostics provides MedPlus with less than 45 days written notice of such rescheduling or cancellation, then all time reasonably expended and expenses reasonably incurred by MedPlus as a result of such rescheduling or cancellation shall immediately be billed to and payable by Quest Diagnostics, including, but not limited to, any penalty imposed by the Hardware manufacturer and/or vendor so long as Quest Diagnostics is given written notification of the expenses involved at the time of cancellation.
5. Title and Risk of Loss with Respect to Hardware. Title to and risk of loss with respect to the Hardware shall pass to Quest Diagnostics on receipt.
6. Hardware Warranty. MedPlus warrants that the Hardware purchased hereunder shall be Year 2000 Compliant. In addition, MedPlus shall be responsible for fulfilling all warranties on the Hardware, if any, made by the Hardware manufacturer(s), to the extent permitted by the Hardware manufacturer(s). Quest Diagnostics acknowledges that, except as otherwise provided in this Agreement, warranties and remedies with respect to the Hardware are limited to those provided by the Hardware manufacturer(s) and MedPlus has not made and does not make any representation or warranty, express or implied, as to the Hardware. MedPlus' obligation to fulfill any manufacturer's warranty for the Hardware shall be contingent upon proper use of the Hardware by Quest Diagnostics and shall apply only if (i) any proprietary notices have not been removed from the Hardware, (ii) Quest Diagnostics notifies MedPlus immediately of any problem with the Hardware and (iii) Quest Diagnostics has paid all amounts owed MedPlus by Quest Diagnostics.
THE WARRANTIES CONTAINED IN THIS SECTION C ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WHICH WARRANTIES ARE HEREBY DISCLAIMED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7. Additional Hardware. Additional Hardware requested by Quest Diagnostics for use at a particular Site will be furnished by MedPlus in accordance with the terms and conditions, including any increase in support fees, and upon execution, of an Addendum to Schedule B to the Site Approval Form for such Site. Except as expressly set forth in any Addendum, such additional Hardware shall be subject to the terms and conditions of this Agreement.
8. Hardware Operation and Limitation of Liability. Quest Diagnostics shall be responsible for the operation of the Hardware and for the accuracy and adequacy of the data input thereto or data derived therefrom. MedPlus shall be liable for damage to the Hardware which is caused directly by the actions or inactions of MedPlus. In no event shall MedPlus be liable for any damages whatsoever related to Quest Diagnostics' use of the Hardware, including but not limited to consequential damages and/or damages related to or resulting from loss of data. Quest Diagnostics understands the crucial nature of all tape backup procedures and the importance of maintaining archive discs at an off-site location.
D. MAINTENANCE AND SUPPORT TERMS AND CONDITIONS

1. Support Services. MedPlus shall provide, and Quest Diagnostics agrees to accept, maintenance and support services for the Software and the Hardware as more specifically described in the Service and Support Agreement attached as Exhibit D hereto.

2. Support Fees. In exchange for the support services to be provided in accordance with Exhibit D, Quest Diagnostics shall pay to MedPlus an annual support fee for each Site (the "Annual Support Fee"). The Annual Support Fee for each Site shall equal the sum of (a) 16% of the value of the license granted hereunder (which value shall be equal to the software license fee paid by Quest Diagnostics for its then-current release of the OptiMaxx System software and the Step2000 software multiplied by the number of Concurrent Users of each then licensed to Quest Diagnostics at such Site) and (b) 16% of the total purchase price of the Hardware purchased for use at such Site. Notwithstanding anything contained herein to the contrary, the percentages indicated in sections (a) and (b) of this paragraph shall be 18% for the first year of Annual Support at each Site and 17% for the second year of Annual Support at each Site. MedPlus shall invoice Quest Diagnostics for the Annual Support Fee for a particular Site once installation at that Site has been completed by MedPlus and "Sign-Off" requirements have been met. Each Annual Support Fee will be calculated based on the twelve month period beginning February 1 and ending January 31 ("Fiscal Year"). As such, the initial payment for service and support for installations that are completed during a Fiscal Year shall be prorated accordingly.

E. PRICING AND PAYMENT TERMS AND EXPENSES.

1. General Payment Terms/Milestones. Quest Diagnostics shall pay all license fees, Hardware costs, configuration, installation, implementation, project management, training, maintenance, enhancement and support fees and all other amounts payable pursuant to this Agreement in accordance with the terms and conditions described on Exhibit E(1) hereto and the "Sign-Off" requirements set forth on Schedule D to each Site Approval Form, and in no event later than thirty (30) days from the receipt of invoice therefor. Quest Diagnostics shall provide MedPlus with any and all information reasonably requested by MedPlus to complete the items necessary for Sign-Off.

2. Tax Liability. Quest Diagnostics shall be responsible for and shall pay or reimburse MedPlus for any fees, assessments, charges, duties and taxes (including, but not limited to, sales or use taxes) which may now or later be paid or payable by Quest Diagnostics or by MedPlus by virtue of this Agreement or the performance of any duty under this Agreement, excluding (i) taxes based upon the net income of MedPlus and (ii) non-sales taxes imposed on the performance of services hereunder or the payment for such services, including withholding of state and federal income, unemployment compensation, worker's compensation, Federal Insurance Contributions Act and Federal Unemployment Tax Act taxes. Upon receipt of a valid tax exemption certificate from Quest Diagnostics, MedPlus will honor the certificate to the extent permitted by law.

3. Consulting Services and UDMS Services. Notwithstanding paragraph E(1) above, payment for the Consulting Services and the UDMS Services shall be made in accordance with Addenda 1 and 2 hereto, respectively.

4. Expenses. MedPlus shall be responsible for all ordinary and reasonable expenses that it may incur in connection with this Agreement, including the Addenda and Exhibits attached hereto. Quest Diagnostics agrees, however, to reimburse MedPlus for any extraordinary expenses previously approved in writing by Quest Diagnostics.

F. MISCELLANEOUS

1. Termination of Agreement. Either party shall have the right to terminate this Agreement if the other party hereto materially defaults hereunder or breaches the terms of paragraph B(10) hereof. The non-breaching party shall give written notice to the breaching party of any such breach or default and if the breach or default is not remedied, or the breaching party has not initiated action to cure such breach or default, within 30 days after such notice, this Agreement shall terminate. Upon termination of this Agreement, licenses previously granted hereunder shall not terminate unless terminated in accordance with section B(6) hereof. Notwithstanding anything contained herein to the contrary, Quest Diagnostics shall have no obligation to license the Software or purchase the Hardware or Consulting Services for additional Sites following completion of installation at the first five Sites.

2. Limitation to Actual Damages/Indemnification. Unless otherwise specifically provided herein, except for injury to person or property caused directly by an employee, agent or representative of a party hereto while on the premises of the other party hereto ("Injury"), in no event shall either party be liable to the other for lost profits, consequential, exemplary, special, indirect, incidental, or punitive damages, howsoever arising from its performance hereunder and any permitted liability, regardless of the form or forum, shall not exceed the total amount paid by Quest Diagnostics to MedPlus hereunder or $1,000,000 per incident, whichever is greater. Any liability for Injury, regardless of the form or forum, shall not exceed the total amount paid by Quest Diagnostics to MedPlus hereunder or $5,000,000 per incident, whichever is greater. MedPlus and Quest Diagnostics shall each indemnify, defend and save the other harmless from and against any and all losses, claims, suits, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) based upon, arising out of or attributable to any acts or omissions arising from such party's performance hereunder or otherwise related to this Agreement. This provision shall survive termination of this Agreement.

3. System Capacity. Quest Diagnostics acknowledges that the capacity of each OptiMaxx System (including the Hardware and the Software) at a particular Site shall be limited to the number of total Concurrent Users and by the magnetic and optical storage specifications specifically described on Schedules B and C to the Site Approval Form for such Site.

4. Privileged Data. Quest Diagnostics acknowledges that it accepts full responsibility for complying with Federal, state and local laws, rules and regulations concerning use and disclosure of privileged data as the laws, rules and regulations may relate to any information placed in or stored through use of the Software or in the Hardware or related to output from the Hardware.

5. Payment for Additional Items. Quest Diagnostics shall be responsible for the purchase of all discs, tapes, cables, ribbons, forms and other items required for use in conjunction with the Hardware and Software. All such additional items must conform to specifications, if any, provided by MedPlus and the Hardware manufacturer(s).

6. Assignment. This Agreement is not assignable in whole or in party by either party with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Quest Diagnostics shall be entitled to assign this Agreement and its rights hereunder to an affiliate, successor or parent corporation upon notice to MedPlus.

7. Notices. All notices will be said to have been properly given hereunder when delivered in person or mailed via certified mail, return receipt requested, to:

MedPlus:

MedPlus, Inc.
8805 Governor's Hill Drive, Ste. 100
Cincinnati, Ohio 45249
Attention:  Moira J. Squier, Esq.
Quest Diagnostics:

Quest Diagnostics Incorporated
One Malcolm Avenue
Teterboro, New Jersey  07608.
Attention:  Chief Information Officer

With a copy to:

Ed Reiher
Quest Diagnostics Incorporated
3 Sterling Drive
Wallingford, CT  06492

Each party shall inform the other in writing of a change of address or contact person.

7. Corporate Authority/Resources. Each of the parties hereby warrants and represents that it has full corporate power and authority to enter into this Agreement without the consent of any other person, organization or other entity, that this Agreement represents the valid and binding agreement of such party enforceable in accordance with its terms. Quest Diagnostics represents that it has the financial resources to perform this Agreement.

8. Severability. The invalidity in whole or in part of any provision of this Agreement shall not effect the validity of any other provision. In the event that a court of competent jurisdiction determines that any part or provision of this Agreement is unlawful or unenforceable, then such part or provision shall be revised as appropriate to make it lawful and enforceable.

9. Amendments and Waiver. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of the party to be bound thereby.

10. Choice of Law. The rights and obligations of the parties hereto shall be construed under and be governed in all respects by the internal laws of the State of New Jersey excluding any provisions of law governing conflicts of law.

11. Entire Agreement. This Agreement, along with all Exhibits and addenda hereto and any Site Approval Forms and schedules issued in accordance herewith, contains the entire agreement between the parties with respect to the subject matter hereof. All previous and collateral agreements, representations, warranties, promises and conditions of sale are superseded by this Agreement with the exception of the Confidentiality and Non-Disclosure Agreement agreed to previously by Quest Diagnostics and MedPlus which shall remain in full force and effect. Any representation, promise or condition not incorporated in this Agreement shall not be binding on either party.

12. Uncontrollable Circumstances. If the performance of any part of this Agreement by MedPlus or Quest Diagnostics is prevented or delayed by acts of civil or military authority, flood, fire, epidemic, war or riot, or other acts beyond the reasonable control of either party, the party affected shall be excused from such performance only during the continuance of any such event; provided, however, that if such delay in performance extends for more than 60 days, the other party, at its discretion, upon giving written notice, may terminate this Agreement. The arrival of the new millenium shall not be considered a force majeure.

13. Independent Contractor. It is understood that MedPlus' and its agents' services hereunder are to be rendered in the capacity of an independent contractor of Quest Diagnostics, and that neither MedPlus nor its agents are in any respect or under any circumstances employees of Quest Diagnostics. Neither party has authority to enter into contracts or assume any obligations for or on behalf of the other party or to make any warranties or representations for or on behalf of the other party.

14. Disclosure of Customer Status/Public Representations. During the License Term and thereafter, MedPlus shall not represent itself to be owned or controlled by Quest Diagnostics or as authorized to represent Quest Diagnostics or to obligate Quest Diagnostics with respect to any matters not expressly provided herein. MedPlus may represent to the general public or to any person that it is an independent contractor affiliated with Quest Diagnostics, and shall do so if reasonably necessary to clarify any misunderstanding by the general public of the relationship of the parties. In addition, neither party, its employees, agents and/or representatives shall not originate any publicity, news release, or other public announcement, whether written or oral, relating to the terms hereof, to any amendment hereto or to any performance hereunder, without the prior written approval of the other party hereto. Notwithstanding anything herein to the contrary, Quest Diagnostics agrees that MedPlus may disclose to third parties the fact that Quest Diagnostics is a client or customer of MedPlus.

15. Computer Access Agreements. MedPlus represents and warrants that it and its agents will use Quest Diagnostics' computers and all related computer programs only for purposes authorized or permitted by Quest Diagnostics hereunder or in writing and take appropriate steps to see that they are protected from accidents, tampering or unauthorized use or modification. In addition, MedPlus acknowledges that most software purchased or developed for use in connection with computers is proprietary and may not be copied without permission of the owner; MedPlus agrees to read and follow all terms and conditions, including liability notices and back-up procedures, that may apply to a software package. Furthermore, MedPlus recognizes that information stored on a computer and on diskettes must be provided the appropriate level of security to prevent unauthorized access to that information and that the appropriate level of security will vary from department to department. MedPlus agrees to follow the specific instructions regarding the security requirements of a Site, as amended from time to time, as provided to MedPlus by Quest Diagnostics or a Site. Finally, MedPlus agrees to report to Quest Diagnostics any possible or actual violation of data security that comes to MedPlus' attention.

16. Quest Diagnostic's Copyrighted Information. Use of Quest Diagnostics' proprietary information by MedPlus, its employees, agents and/or representatives, the copyright of which is owned by Quest Diagnostics, does not in any way constitute permission for MedPlus to use or reproduce such copyrighted or other material except in the specific conduct of business under the terms of this Agreement and as requested by Quest Diagnostics.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

QUEST DIAGNOSTICS                      MEDPLUS, INC.
INCORPORATED

By:______________________              By:______________________
Name:____________________              Name:____________________
Title:_____________________            Title:_____________________
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